Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900
mkendrick@seitel.com

SEITEL ANNOUNCES THIRD QUARTER 2018 RESULTS

HOUSTON, November 7, 2018 - Seitel, Inc., a leading provider of onshore seismic data to the oil and gas industry in North America, today reported results for the third quarter ended September 30, 2018.

Third Quarter Highlights -

•	Total revenue was $22.2 million compared to $24.0 million in Q3 2017.

•	Cash resales totaled $17.5 million compared to $16.5 million in Q3 2017.

•	Cash flows from operating activities were $12.6 million compared to $23.4 million in Q3 2017.

•	Cash EBITDA was $12.9 million compared to $12.1 million in Q3 2017.

First Nine Months Highlights -

•	Total revenue was $54.0 million compared to $68.3 million in 2017.

•	Cash resales totaled $43.4 million compared to $43.5 million in 2017.

•	Cash flows from operating activities were $31.5 million compared to $44.3 million in 2017.

•	Cash EBITDA was $29.3 million in both 2018 and 2017.

Total revenue for the third quarter of 2018 was $22.2 million, consisting of acquisition underwriting revenue of $3.3 million, resale licensing revenue of $18.0 million and solutions and other revenue of $0.9 million. This compares to total revenue of $24.0 million in the third quarter of 2017, consisting of acquisition underwriting revenue of $6.9 million, resale licensing revenue of $16.5 million and solutions and other revenue of $0.6 million. Cash resales, a component of resale licensing revenue, were $17.5 million in the third quarter of 2018 compared to cash resales of $16.5 million in the third quarter of 2017.

Total revenue for the nine months ended September 30, 2018 was $54.0 million compared to $68.3 million for the same period last year. Acquisition underwriting revenue was $7.9 million for the first nine months of 2018 compared to $18.2 million in the first nine months of 2017. New data acquisition activity in the first nine months of 2018 was focused in the Niobrara, Permian and Austin Chalk areas in the U.S. and in the Duvernay area in Canada. Total resale licensing revenue was $44.1 million in the first nine months of 2018 compared to $48.5 million in the first nine months of 2017. For the first nine months of 2018, cash resales were $43.4 million compared to $43.5 million in the first nine months of 2017. Solutions and other revenue was $2.0 million in the first nine months of 2018 compared to $1.6 million in the first nine months of 2017.

“We are beginning to see improvements in cash resale activity in the U.S. due to transactions by major oil companies, private equity players and international companies as they become more active in U.S. unconventional plays,” commented Rob Monson, President and Chief Executive Officer. “However, these improvements have been offset by reduced activity in Canada resulting from oil price differentials and pipeline capacity shortfalls. As a result, our cash resale activity in the first nine months of this year remained flat compared to last year.
“In the third quarter and to date in the fourth quarter, we have signed three new data acquisition programs totaling almost 300 square miles, bringing our total number of square miles currently in progress to approximately 650. The new surveys are located in the Permian and are expected to be completed in 2019,” stated Monson.
Our net loss was $4.7 million for the third quarter of 2018 compared to $6.3 million for the third quarter of 2017 and $16.4 million for the first nine months of 2018 compared to $29.4 million for the first nine months of 2017. The decrease in net loss between the third quarter of 2017 and the third quarter of 2018 was primarily due to a decrease in amortization expense associated with our seismic data library offset by an increase in selling, general and administrative (“SG&A”) expenses due to a

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$5.6 million expense related to a payment, including a gross-up for taxes, to our Chief Executive Officer pursuant to a letter agreement entered into between the Company and the CEO subsequent to a change in control that occurred at our parent company level in July 2018 (the “Cash Payment”). The decrease in net loss between the first nine-month periods of 2017 and 2018 was primarily due to a decrease in seismic data amortization expense and an increase in income tax benefit partially offset by a decrease in total revenues, the Cash Payment and a $4.5 million goodwill impairment charge.

Cash flows from operating activities were $12.6 million in the third quarter of 2018 compared to $23.4 million in the third quarter of 2017. The decrease in cash flows between quarters was primarily due to lower collections on acquisition underwriting revenue, lower collections of cash resales due to timing of payments from customers and the Cash Payment. Cash flows from operating activities were $31.5 million for the first nine months of 2018 compared to $44.3 million for the first nine months of 2017. The decrease between periods was primarily due to lower collections on acquisition underwriting revenue, the Cash Payment and higher income tax payments, partially offset by lower payments of annual incentive compensation.

Cash EBITDA, a non-GAAP measure, generally defined as cash resales and solutions revenue less cash operating expenses (excluding severance and other non-routine items), was $12.9 million in the third quarter of 2018 compared to $12.1 million in the third quarter of 2017 and $29.3 million in both the first nine months of 2018 and 2017. The slight increase in the third quarter of 2018 versus the third quarter of 2017 was primarily the result of higher cash resales.

SG&A expenses were $10.9 million in the third quarter of 2018 compared to $5.0 million in the third quarter of 2017 and $21.4 million in the first nine months of 2018 compared to $15.7 million in the same period last year. The increase between the 2017 and 2018 periods was mainly due to the Cash Payment.

In the first nine months of 2018, gross capital expenditures were $17.3 million, of which $12.8 million related to new data acquisition projects primarily located in the Niobrara, Permian and Austin Chalk areas in the U.S. and in the Duvernay area in Canada. Our net cash capital expenditures, a non-GAAP measure, defined as total capital expenditures less cash underwriting revenue and non-cash capital expenditures, totaled $8.1 million in the first nine months of 2018. Our current backlog of capital expenditures relates to new data acquisition projects located in the Permian, Niobrara and Austin Chalk areas and totals $19.1 million, of which we have obtained cash underwriting of $12.5 million. We expect approximately $3.5 million of our $6.6 million committed net cash capital expenditures to be incurred in 2018 with the remainder to be incurred in 2019.

CONFERENCE CALL
Seitel’s next conference call will be held after the release of its year-end 2018 results in February 2019. Should investors or analysts wish to contact the Company, please feel free to contact Marcia Kendrick at the email address or telephone number provided in this release.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in over 47,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel has also expanded into Mexico through the reprocessing of existing 2D seismic data for licensing to oil and gas companies. Seitel serves a market which includes over 1,500 companies in the oil and gas industry.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, but represent our present belief, based on our current expectations and assumptions, with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance or project future results based on such forward-looking statements or present or prior earnings levels. Except as required by applicable law, we disclaim any duty to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

INFORMATION RELATED TO FINANCIAL MEASURES
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), but believe that certain non-GAAP financial measures, such as cash EBITDA and net cash capital expenditures, provide useful supplemental information to investors regarding the company’s operating and financial performance and are useful for period-over-period comparisons. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. Non-GAAP financial measures included in this press release are cash EBITDA, for which the most comparable GAAP measure is cash flows from operating activities and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$81,521	$70,581
Receivables, net	11,233	27,138
Net seismic data library	62,976	74,542
Net property and equipment	1,332	1,599
Prepaid expenses, deferred charges and other	5,134	1,842
Intangible assets, net	900	900
Goodwill	180,253	187,243
Deferred income taxes	233	203
TOTAL ASSETS	$343,582	$364,048

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$23,183	$20,198
Income taxes payable	41	2,777
Senior Notes	249,194	248,142
Obligations under capital leases	1,117	1,363
Deferred revenue	15,802	13,095
Deferred income taxes	880	1,359
TOTAL LIABILITIES	290,217	286,934

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,596	400,592
Retained deficit	(334,598)	(314,671)
Accumulated other comprehensive loss	(12,633)	(8,807)
TOTAL STOCKHOLDER’S EQUITY	53,365	77,114
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$343,582	$364,048

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

REVENUE	$22,195	$24,013	$54,008	$68,308

EXPENSES:
Depreciation and amortization	10,130	17,714	28,522	61,946
Impairment of goodwill	—	—	4,496	—
Cost of sales	7	31	112	74
Selling, general and administrative	10,855	5,049	21,369	15,700
	20,992	22,794	54,499	77,720

INCOME (LOSS) FROM OPERATIONS	1,203	1,219	(491)	(9,412)

Interest expense, net	(5,984)	(6,139)	(18,070)	(18,536)
Foreign currency exchange gains (losses)	(238)	(3)	874	(88)
Other income	13	—	85	96

Loss before income taxes	(5,006)	(4,923)	(17,602)	(27,940)
Provision (benefit) for income taxes	(286)	1,421	(1,168)	1,419

NET LOSS	$(4,720)	$(6,344)	$(16,434)	$(29,359)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. Cash resales were $17.5 million in the third quarter of 2018 compared to $16.5 million in the third quarter of 2017 and $43.4 million in the first nine months of 2018 compared to $43.5 million in the first nine months of 2017.

The following table summarizes the components of Seitel’s revenue (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total acquisition underwriting revenue	$3,281	$6,941	$7,914	$18,213

Resale licensing revenue:
Cash resales	17,538	16,546	43,358	43,471
Non-monetary exchanges	1,210	—	1,210	1,250
Revenue recognition adjustments	(770)	(74)	(517)	3,824
Total resale licensing revenue	17,978	16,472	44,051	48,545

Total seismic revenue	21,259	23,413	51,965	66,758

Solutions and other	936	600	2,043	1,550
Total revenue	$22,195	$24,013	$54,008	$68,308

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, cash flows from operating activities (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash EBITDA	$12,901	$12,065	$29,283	$29,324
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	3,281	6,838	7,914	17,984
Revenue recognition adjustments from contracts payable in cash	(882)	(74)	(692)	3,824
Severance and other non-routine costs	(5,706)	(40)	(5,811)	(143)
Interest expense, net	(5,984)	(6,139)	(18,070)	(18,536)
Amortization of deferred financing costs	360	325	1,052	952
Other cash operating income	13	—	31	—
Current income tax expense	(9)	(2,008)	(104)	(2,591)
Changes in operating working capital	8,602	12,460	17,908	13,467
Net cash provided by operating activities	$12,576	$23,427	$31,511	$44,281

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the nine months ended September 30, 2018 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

Nine Months Ended September 30, 2018
New data acquisition	$12,798
Cash purchases and data processing	2,963
Non-monetary exchanges	1,362
Property and equipment	208
Total capital expenditures	17,331
Less:
Non-monetary exchanges	(1,362)
Cash underwriting revenue	(7,914)
Net cash capital expenditures	$8,055

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